SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933


ADVANCED ID CORPORATION
------------------------------------------------
(Exact name of registrant as specified in charter)

         Nevada                                      46-0439668
(State or other jurisdiction                        (IRS Employer
     of incorporation                             Identification
No.)
      or organization)

    6143 - 4 Street SE, Suite 14                        T2H 2H9
     Calgary, Alberta Canada
       (Address of principal                          (Postal Code)
         executive office)

Advanced ID Corporation 2007 Stock Awards Plan
------------------------------------------------------------
(Full title of the plan)

         Dan Finch
      6143 - 4 Street SE, Suite 14
      Calgary, Alberta Canada T2H 2H9          (403) 264-6300
---------------------------------------  -----------------------------
(Name and address of agent for service) (Telephone number of agent for service)


----------------------------------------------------------------------
        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF              PROPOSED     PROPOSED
SECURITIES TO BE         AMOUNT     MAXIMUM      MAXIMUM       AMOUNT OF
REGISTERED               BEING     OFFER PRICE  AGGREGATE    REGISTRATION
                         REGISTERED PER SHARE   OFFER PRICE       FEE
COMMON SHARES           5,000,000   $0.48     $2,400,000       $282.48

 (1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.

                             PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

Note: The document(s) containing the information concerning the Advanced ID 2007 Stock Awards Plan (the "Plan") of Advanced ID Corporation, a Nevada corporation (the "Registrant" or the "Company"), dated May 1, 2007 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-
8 will be sent or given to participants as specified in Rule 428.   In
accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses
or prospectus supplements pursuant to Rule 424.   The Company will
maintain a file of such documents in accordance with the provisions of
Rule 428.   Upon request, the Company shall furnish to the Commission
or its staff a copy or copies of all of the documents included in such file.

                                  PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following document, which has been filed by the Company with the Securities and Exchange Commission, is hereby incorporated by reference:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF SECURITIES.

The Company's authorized capital consists of 100,000,000 shares of Common Stock, $.01 par value, of which 52,538,914 shares were outstanding as of March 31, 2007. The Company's common stock is presently listed and traded on the NASD's Over-The-Counter Bulletin Board exchange under the symbol "AIDO".

Common Stock
------------

Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership thereof.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

As of the date of this registration no named expert or counsel holds any specified interest or significant equity in the company.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Articles of Incorporation authorizes the Corporation to indemnify to the maximum extent permitted under Nevada law.

The Nevada Revised Statutes allow indemnification of directors, officers, employees and agents of the Company, including the advancement of expenses:

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be
indemnified by the corporation.   Such right of indemnification shall
be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the Articles of Incorporation of GREM USA.

In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

  Exhibit Number      Description
----------------      -----------------------------------------

     4                 Advanced ID Corporation Stock Awards Plan dated
                         May 1, 2007

     5.1               Opinion of Counsel, Jody M. Walker

     23.1              Consent of Certified Public Accountants

     23.2              Consent of Jody M. Walker
                      (included in Exhibit 5.1)

ITEM 9.  UNDERTAKINGS

1.   The Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

          (iii) to include any material information with respect to a plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta Canada, on this 18th day of May 2007.

                                        Advanced ID Corporation

                                        By: /s/ Dan Finch
                                        -------------------------
                                        Dan Finch, CEO and President




In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



By:  /s/ Seymour Kazimirski              By:  /s/Terry Fields
     ----------------------                   ---------------------
    Seymour Kazimirski, Interim CFO           Terry Fields, Director
      Controller and Director                 May 18, 2007
    May 18, 2007

By: /s/ Dan Finch                        By:  /s/Hubert Meier
    -------------                             ---------------------
    Dan Finch, Director                       Hubert Meier, Director
    May 18, 2007                               May 18, 2007